================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                               (AMENDMENT NO. )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                         BALDWIN PIANO & ORGAN COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

[Baldwin Piano & Organ Company]
     BALDWIN PIANO & ORGAN COMPANY
     422 Wards Corner Road
     Loveland, Ohio 45140-8390

     KAREN L. HENDRICKS
     Chairman of the Board

                                  May 5, 1997

DEAR SHAREHOLDER:

     You are cordially invited to attend the Annual Meeting of Shareholders which will be held at Fifth Third Center, 38 Fountain Square Plaza, Cincinnati, Ohio, on the fifth floor in the Board Room, at 11:00 a.m. on Thursday, June 12, 1997. On the following pages you will find the formal Notice of Annual Meeting and Proxy Statement.

     Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted at the meeting. ACCORDINGLY, PLEASE DATE, SIGN AND RETURN THE ENCLOSED WHITE PROXY CARD PROMPTLY.

     I hope that you will attend the meeting and I look forward to seeing you there.

                                            Sincerely,

                                            /s/ Karen L. Hendricks

                                            KAREN L. HENDRICKS
                                            Chairman of the Board

                      [Baldwin Piano & Organ Company Logo]

                         BALDWIN PIANO & ORGAN COMPANY

                 ---------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            THURSDAY, JUNE 12, 1997
                 ---------------------------------------------

To the Shareholders of
Baldwin Piano & Organ Company:

     The Annual Meeting of Shareholders of Baldwin Piano & Organ Company, a Delaware corporation, will be held at Fifth Third Center, 38 Fountain Square Plaza, Cincinnati, Ohio, on the fifth floor in the Board Room, on Thursday, June 12, 1997, at 11:00 a.m., Cincinnati time, for the following purposes:

          (1) To elect five directors for a one-year term ending in 1998;

          (2) To ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company for the fiscal year ending December 31, 1997; and

          (3) To act upon any other matter that may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on Wednesday, April 16, 1997, as the date for determining Shareholders of record entitled to notice of and to vote at the Annual Meeting.

     Your attention is directed to the accompanying Proxy Statement and 1996 Annual Report to Shareholders.

IF YOU PLAN TO ATTEND THE ANNUAL MEETING:

     PLEASE NOTE THAT SPACE LIMITATIONS MAKE IT NECESSARY TO LIMIT ATTENDANCE ONLY TO SHAREHOLDERS OF THE COMPANY AND THE HOLDERS OF SHAREHOLDER PROXIES. ADMISSION TO THE MEETING WILL BE ON A FIRST-COME, FIRST-SERVED BASIS. REGISTRATION WILL BEGIN AT APPROXIMATELY 10 A.M., AND SEATING WILL BE AVAILABLE AT APPROXIMATELY 10:30 A.M. CAMERAS AND RECORDING DEVICES WILL NOT BE PERMITTED AT THE MEETING. "STREET NAME" SHAREHOLDERS WILL NEED TO BRING A COPY OF A BROKERAGE STATEMENT REFLECTING STOCK OWNERSHIP AS OF THE RECORD DATE IN ORDER TO BE ADMITTED TO THE MEETING.

                                            For the Board of Directors

                                            /s/ Karen L. Hendricks

                                            KAREN L. HENDRICKS
                                            Chairman of the Board

May 5, 1997

PLEASE FILL OUT, DATE AND SIGN THE ENCLOSED WHITE FORM OF PROXY AND RETURN IT IN THE ACCOMPANYING POSTAGE PAID ENVELOPE, EVEN IF YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY IN WRITING OR AT THE ANNUAL MEETING IF YOU WISH TO VOTE IN PERSON.

                         BALDWIN PIANO & ORGAN COMPANY
                             422 WARDS CORNER ROAD
                           LOVELAND, OHIO 45140-8390
                 ---------------------------------------------

                                PROXY STATEMENT
                 ---------------------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                            THURSDAY, JUNE 12, 1997
                 ---------------------------------------------

                     SOLICITATION AND REVOCATION OF PROXIES

     The enclosed WHITE form of proxy is solicited by the Board of Directors of Baldwin Piano & Organ Company, a Delaware corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held at 11:00 a.m., Cincinnati time, Thursday, June 12, 1997, at Fifth Third Center, 38 Fountain Square Plaza, Cincinnati, Ohio, on the fifth floor in the Board Room. The proxy is revocable at any time prior to its exercise by written notice or in person at the Annual Meeting.

     Shares represented by a WHITE proxy will be voted as directed on the proxy form and, if no direction is given, will be voted in the election of directors for the persons nominated by the Board of Directors and for the proposals described herein. Any proxy given by a Shareholder may be revoked at any time prior to its use by execution of a later-dated proxy, by a personal vote at the Annual Meeting, or by written notice to the Company's Secretary.

     This proxy material is being sent to Shareholders on or about May 5, 1997, together with the Company's 1996 Annual Report, which includes certified financial statements for the fiscal year ended December 31, 1996.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     Shareholders of record at the close of business on Wednesday, April 16, 1997 are entitled to notice of and to vote at the meeting. As of the close of business on that date, there were outstanding and entitled to vote, 3,425,396 shares of Common Stock, $.01 par value (the "Common Stock"), each of which is entitled to one vote. No cumulative voting rights exist under the Company's Certificate of Incorporation. For information regarding the ownership of the Company's Common Stock by holders of more than five percent of the outstanding shares and by the Company's directors and executive officers, see "Security Ownership of Certain Beneficial Owners, Directors and Executive Officers."

                             ELECTION OF DIRECTORS

     The Company's Board of Directors is comprised of a single class. Each year the directors are elected to serve for a term of one year. The Board of Directors currently consists of five members. The Shareholders will vote at the Annual Meeting for the election of all five directors who will constitute the Company's Board of Directors for the one-year term expiring at the Annual Meeting of Shareholders in 1998.

     The persons named in the enclosed WHITE proxy will vote for the election of the nominees named below unless authority to vote is withheld. All nominees have consented to serve if elected. In the event that any of the nominees should be unable to serve, the persons named in the WHITE proxy will vote for such substitute nominee or nominees as they, in their discretion, shall determine. The Board of Directors has no reason to believe that any nominee named herein will be unable to serve.

     The five nominees receiving the greatest number of votes cast at the Annual Meeting upon the presence of a quorum will be elected as directors. The following material contains information concerning the nominees for election as directors.

NOMINEES FOR DIRECTORS

     KAREN L. HENDRICKS, age 49, is the Company's Chairman of the Board, Chief Executive Officer and President. Prior to joining the Company in 1994, Ms. Hendricks served as the Executive Vice President and General Manager, Skin Care Division of the Dial Corp since 1992, where she had full responsibility for Dial's United States bar and liquid soap business. Ms. Hendricks previously was employed for over twenty years by The Procter & Gamble Company in various executive positions in product development and was promoted to General Manager of its Vidal Sassoon Hair Care Company in 1987. She also currently serves as a director of A.C. Nielsen Corporation.

     GEORGE E. CASTRUCCI, age 59, has served as a director of the Company since May 1987, and served as Chairman of the Board from August 1993 until December 1994. Prior to his retirement in March 1992, he served as Chairman and Chief Executive Officer of Great American Broadcasting Company, a Cincinnati-based broadcast company, and as President and Chief Operating Officer of its parent company, Great American Communications Company. Mr. Castrucci also currently serves as a director of BMF Savings Bank, LanVision Systems, Inc., The Ohio National Fund, Inc., and ONE Fund, Inc.

     WILLIAM B. CONNELL, age 56, has served as a director of the Company since July 1995. In January 1997, Mr. Connell was named Lead Director by the Board of Directors. Since 1994, he has also served as the Chairman of EDB Holdings, Inc., a privately-held company engaged in the international retail sale of optical eyewear, and has been a director since 1988. From 1990 to 1994, Mr. Connell served as President and Vice Chairman of Whittle Communications, a limited partnership which specialized in multi-media services.

     JOSEPH H. HEAD, JR., age 64, has been a director of the Company since May 1987 and was previously a director from November 1983 until June 1986. He also served as Secretary of the Company from its formation until May 1989. Mr. Head is Chairman, former Chief Executive Officer and a director of Atkins & Pearce, Inc., a manufacturer of industrial textiles, since 1990. He also currently serves as a director of Fifth Third Bancorp, since 1987.

     ROGER L. HOWE, age 62, has been a director of the Company since August 1993. Mr. Howe is currently the Chairman of the Board of U.S. Precision Lens, Inc., a manufacturer of optical components used in industrial and consumer products, where he has been employed in various executive positions since 1970. He also currently serves as a director of Cincinnati Bell Inc., Cintas Corporation, Eagle-Picher Industries, Inc., and Star Banc Corporation.

     There are no family relationships among any of the above-named nominees for director nor among any of the nominees and any executive officers of the Company.

BYLAW PROVISIONS

     Article II, Section 11 of the Company's Bylaws provide that:

     (A) Nominations of persons for election to the Board of Directors of the Company and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Company's notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the Company who was a stockholder of record at the time of giving of notice provided for in Article II, Section 11 of the Bylaws, who is entitled to vote at the meeting and who complies in all respects with the notice procedures set forth in Article II, Section 11 of the Bylaws.

     (B) For nominations or other business to be properly brought before an annual meeting pursuant to clause (iii) of paragraph (A) of Article II, Section 11 of the Bylaws, the stockholder must have given timely notice thereof in writing to the Secretary of the Company in the form set forth below, and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the date set by the Board for the Company's annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Company. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described above. To be in proper form, such stockholder's notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director (each, a "Stockholder Nominee") all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14a-11 thereunder; (ii) as to each Stockholder Nominee, such person's
(x) written consent (with notarized signature) to being named in the proxy statement as a nominee and to serving as a director, if elected, (y) written undertaking (with notarized signature) to attend in person at least 75 percent of the meetings, regular or otherwise, of the Board, if elected and (z) written representation (with notarized signature) that such Stockholder Nominee (1) does not hold any position with, or beneficial interest in, any entity which engages in competition with the Company or whose interests are antagonistic to the interests of the Company, (2) has no fiduciary or other interest contrary to the interests of the Company, and (3) has never been charged or convicted or been the subject of a consent decree under securities, commodities, antitrust, consumer protection or similar laws in any jurisdiction; (iii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iv) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (a) the name and address of such stockholder, as they appear on the Company's books and of such beneficial owner and (b) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

     (C) Notwithstanding anything in the second sentence of paragraph (B) of
Article II, Section 11 of the Bylaws to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Company is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least 70 days prior to the date set by the Board for the Company's annual meeting, a stockholder's notice required by Article II, Section 11 of the Bylaws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

BOARD MEETINGS -- COMMITTEES OF THE BOARD

     The Board of Directors of the Company met thirteen times during the year ended December 31, 1996. In 1996, all directors attended at least 75% of the meetings of the Board of Directors and all committees on which the director served during his or her term.

     The Board of Directors has an Executive Compensation Committee and an Audit Committee. The Executive Compensation Committee reviews the salaries and compensation levels of the Company's executive management and the Audit Committee reviews the Company's accounting practices and controls. In 1996, the Executive Compensation Committee consisted of Messrs. Head and Howe and the Audit Committee was comprised of Mr. Castrucci and Mr. Connell. The Executive Compensation Committee met one time in 1996 and the Audit Committee met six times.

     In January 1997, the Board of Directors created the position of Lead Director and appointed Mr. Connell to that position. The Lead Director is a non-management director whose additional duties include facilitating communication between Company management and the Board of Directors and among the directors, coordinating a performance assessment of the Chief Executive Officer, facilitating the process of Board of Directors meetings and conducting a formal evaluation of the Board of Directors by the Board of Directors.

EXECUTIVE OFFICERS

     In addition to Karen L. Hendricks, who is listed above, the following individuals are executive officers of the Company:

     PERRY H. SCHWARTZ, age 58, joined the Company as Executive Vice President and Chief Financial Officer in November 1996. Prior to joining the Company, Mr. Schwartz served as Vice President and Chief Financial Officer of Richwood Pharmaceuticals, Inc., and from January 1994 to May 1996, he served as Senior Vice President and Chief Financial Officer of Brockway Standard Holdings Corporation. From October 1984 to January 1994, Mr. Schwartz was Senior Vice President and Chief Financial Officer of Heekin Can, Inc.

     STEPHEN P. BROCK, age 42, joined the Company as Senior Vice President/Sales and Marketing in July 1995. Prior to joining the Company, Mr. Brock most recently served as Marketing Director, Worldwide Strategic Planning-Laundry Products for The Procter & Gamble Company since 1993. From 1984 to 1993, he served in various Brand Manager and Assistant Brand Manager positions for The Procter & Gamble Company. From 1979 to 1984, he was employed by the Cincinnati Opera Association in a variety of roles, including Administrative Manager.

     GEORGE C. HUEBNER, age 54, joined the Company in 1960 as Assistant Credit Manager. In 1979, he was promoted to Director of International Operations; and from 1987 to December 1989, he was Administrative Services Manager. In January 1990, he became National Credit Manager of the Consumer Finance Subsidiary; and in May 1991, was promoted to Divisional Vice President/Keyboard Acceptance Corporation. In 1993, he was promoted to Vice President/Keyboard Acceptance Corporation, and in 1996, he was promoted to Senior Vice President/Keyboard Acceptance Corporation.

     CARL SIMS, age 48, joined the Company as Vice President, Controller and Secretary in October 1996. Mr. Sims became Treasurer of the Company in January 1997. Prior to joining the Company, Mr. Sims was employed for 22 years by Procter & Gamble Company in a variety of financial roles and most recently served as Finance Manager -- North American Management Systems.

     LARRY D. THOMPSON, age 34, joined the Company as Director of Finance in May 1995. Prior to joining the Company, Mr. Thompson most recently served as Controller for the Soap & Personal Care Division of Dial Corp since 1993. Prior to that, he was employed for seven years by The Procter & Gamble Company in a variety of financial roles, including Category Finance Manager of the Food and Beverage sector. In December 1995, he was appointed Vice President/General Manager, Special Products Division.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                        DIRECTORS AND EXECUTIVE OFFICERS

HOLDERS OF MORE THAN FIVE PERCENT BENEFICIAL OWNERSHIP

     The following table sets forth information regarding all persons known to the Company to be the beneficial owners of more than five percent of the Company's Common Stock as of April 16, 1997.

                                                                   AMOUNT AND
                                                                   NATURE OF
                    NAME AND ADDRESS OF                            BENEFICIAL         PERCENT OF
                    BENEFICIAL OWNER(1)                            OWNERSHIP            CLASS
-----------------------------------------------------------        ----------         ----------
Heartland Advisors, Inc....................................          850,400(2)          24.8%
R. S. Harrison.............................................          361,267(3)          10.5%
State of Wisconsin Investment Board........................          300,000(4)           8.8%
David L. Babson & Company, Inc.............................          292,900(5)           8.6%
Bolero Investment Group, L.P...............................          279,460(6)           8.2%
SoGen International Fund, Inc..............................          215,000(7)           6.3%
Dimensional Fund Advisors Inc..............................          191,100(8)           5.6%

---------------

(1) Based upon the Schedule 13D's and Schedule 13G's filed with the Securities and Exchange Commission by the named shareholders: the address of Heartland Advisors, Inc. is 790 North Milwaukee Street, Milwaukee Wisconsin 53202; the address of R. S. Harrison is 4040 Mt. Carmel Road, Cincinnati, Ohio 45244; the address of State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53707; the address of David L. Babson & Company, Inc. is One Memorial Drive, Cambridge, Massachusetts 02142; the address of Bolero Investment Group, L.P. is 1101 E. Balboa Boulevard, Newport Beach, California 92661; the address of SoGen International Fund, Inc. is 1221 Avenue of the Americas, 8th Floor, New York, New York 10020; and the address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(2) Pursuant to Amendment No. 5 to Schedule 13G dated February 12, 1997, Heartland Advisors, Inc., stated that it is a registered investment adviser that may be deemed the beneficial owner of 850,400 shares of Common Stock. Heartland Advisors, Inc. has sole dispositive power over all 850,400 shares and sole voting power of 736,300 shares.

(3) Pursuant to Amendment No. 9 to Schedule 13G dated February 13, 1997, Mr. Harrison stated that he directly owns 260,255 shares. Mr. Harrison is also deemed to be a beneficial owner of 101,012 shares of Common Stock held under four trusts for the benefit of his four adult children.

(4) Pursuant to Schedule 13G's provided to the Company, State of Wisconsin Investment Board stated that it is a government agency which manages public pension funds and that it may be deemed the beneficial owner of 300,000 shares of Common Stock. State of Wisconsin Investment Board has sole dispositive power and sole voting power over all 300,000 shares.

(5) Pursuant to Amendment No. 6 to Schedule 13G dated February 7, 1997, David L. Babson & Company, Inc. stated that it is a registered investment adviser that may be deemed the beneficial owner of 292,900 shares of Common Stock. David L. Babson & Company, Inc. has sole dispositive power over all 292,900 shares, sole voting power over 179,900 shares and shared voting power over 113,000 shares.

(6) Pursuant to Amendment No. 7 to Schedule 13D filed by Bolero Investment Group, L.P. ("Bolero"), Kenneth W. Pavia, Sr. ("Pavia"), FHI, Inc. ("FHI"), Florence Partners Inc. ("Florence") and Charles Powers ("Powers") (collectively, "Bolero Investment Group, et. al.") on February 10, 1997, Bolero, a limited partnership whose principal business is investing in marketable securities, directly owns 217,460 shares of Common Stock. FHI, whose principal business is private investment banking, directly owns 52,000 shares of Common Stock, and Florence, a corporation whose principal business is investing in marketable securities, directly owns 10,000 shares of Common Stock. Pursuant to such Schedule 13D, Bolero is the beneficial owner of 217,460 shares of Common

    Stock, FHI is the beneficial owner of 52,000 shares of Common Stock and Florence is the beneficial owner of 10,000 shares of Common Stock. As a result, Pavia, whose principal business is to make and hold investments, and who is the sole general partner of Bolero and the founder, a director, and the sole executive officer and shareholder of FHI, is the beneficial owner of 279,460 shares of Common Stock. Powers, whose principal business is to make and hold investments, and who is the sole director, executive officer and shareholder of Florence, and a limited partner of Bolero, is the beneficial owner of 10,000 shares of Common Stock.

(7) Pursuant to Schedule 13G's provided to the Company, SoGen International Fund, Inc. stated that it is a registered investment company and that, with its investment adviser Societe Generale Asset Management Corp., it is the beneficial owner of 215,000 shares of Common Stock. SoGen International and its investment adviser share voting and dispositive power over all 215,000 shares.

(8) Pursuant to Amendment No. 2 to Schedule 13G dated February 5, 1997, Dimensional Fund Advisors Inc. stated that it is a registered investment adviser that may be deemed the beneficial owner of 191,100 shares of Common Stock, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional Fund Advisors Inc. disclaims beneficial ownership of all such shares. Dimensional Fund Advisors Inc. has sole dispositive power over all 191,100 shares and sole voting power over 124,600 shares. DFA Investment Dimensions Group Inc. has voting power over an additional 38,200 shares and DFA Investment Trust Company has voting power over the remaining 28,300 shares.

     On April 25, 1997, Bolero, Mr. Pavia, FHI, Florence and Mr. Powers, who have reported that they jointly are the beneficial owners of approximately 8.2% of the Common Stock, nominated five other individuals for election as directors at the Annual Meeting. The holders of the WHITE proxy solicited hereby do not intend to vote any shares for the election of any person other than the nominees of the Company set forth above.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information regarding the ownership of Common Stock of the Company for each director, each nominee, each named executive and all executive officers and directors as a group as of April 16, 1997.

                                                                   AMOUNT AND
                                                                   NATURE OF
                                                                   BENEFICIAL         PERCENT OF
                 NAME OF BENEFICIAL OWNER                          OWNERSHIP            CLASS
-----------------------------------------------------------        ----------         ----------
CURRENT DIRECTORS AND NOMINEES
  Karen L. Hendricks.......................................          125,000(1)(2)        3.4%
  Joseph H. Head, Jr.......................................           30,000(2)            .8%
  Roger L. Howe............................................           23,000(2)            .6%
  George E. Castrucci......................................           22,000(2)            .6%
  William B. Connell.......................................            5,000(2)            .1%
EXECUTIVE OFFICERS
  R. S. Harrison...........................................          361,267(3)          10.5%
  Stephen P. Brock.........................................           22,000(1)            .6%
  George C. Huebner........................................           21,000(1)            .6%
  Larry D. Thompson........................................           15,000(1)            .4%
  All executive officers and directors as a group (10
     persons)..............................................          280,500(1)(2)(3)     7.7%

---------------

(1) Includes shares owned beneficially subject to the holder's right to exercise outstanding incentive stock options: 10,000 shares for Ms. Hendricks, 20,000 shares for Mr. Brock, 19,000 shares for Mr. Huebner, 13,000 shares for Mr. Thompson, and 17,500 shares in the aggregate for the Company's other executive officers.

(2) Includes shares owned beneficially subject to the holder's right to exercise outstanding non-qualified stock options: 100,000 shares for Ms. Hendricks, 20,000 shares for each of Messrs. Head and Castrucci, 8,000 shares for Mr. Howe, 4,000 shares for Mr. Connell, and 2,000 shares for each of Messrs. Brock, Huebner and Thompson.

(3) Mr. Harrison retired as a director and executive officer of the Company in January 1997, but is a named executive for purposes of this Proxy Statement based on his 1996 compensation. Accordingly, the shares owned by Mr. Harrison are not included in the aggregate number of shares owned by current executive officers and directors of the Company as of April 16, 1997.

     No agreements, formal or informal, exist among the various officers and directors to vote their shares collectively. Except as otherwise indicated herein, no director is a party to any contracts, arrangements or understandings with any person with respect to any securities of the Company. In addition, except as otherwise indicated herein, no director nor any associate of any director has any arrangements or understandings with any person with respect to any future employment by the Company or with respect to any future transaction to which the Company will or may be a party.

RECENT PURCHASES (SALES) OF SECURITIES BY DIRECTORS

     The following lists all shares of the Company's Common Stock purchased
(sold) during the previous two years by the Company's directors. Karen L. Hendricks purchased 4,000, 6,000, and 5,000 shares of the Company's Common Stock on May 18, 1995, July 30, 1996 and March 7, 1997, respectively. Of the amount expended to purchase the 6,000 shares on July 30, 1996, $46,500 was borrowed under standard margin arrangements. Roger L. Howe purchased 5,000 shares of the Company's Common Stock on each of March 27, 1995 and May 1, 1995. William B. Connell purchased 1,000 shares of the Company's Common Stock on February 12, 1996.

RIGHTS AGREEMENT

     The preceding tables under "Holders of More than Five Percent Beneficial Ownership" and "Security Ownership of Directors and Executive Officers" do not reflect the effect of the Rights Agreement entered into by the Company in September 1996 (the "Rights Agreement"). Pursuant to the terms of the Rights Agreement, the Board of Directors of the Company authorized the issuance of one common share purchase right (a "Right") with respect to each outstanding share of Common Stock. The Rights were issued on September 10, 1996 to the holders of record of Common Stock on that date. Each Right entitles the registered holder to purchase from the Company one share of Common Stock at a price of $60.00 (the "Purchase Price"), subject to adjustment.

     Initially, the Rights will attach to all Common Stock certificates representing outstanding shares and no separate Right Certificate will be distributed. The Rights will separate from the Common Stock and a distribution date (the "Distribution Date") will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding Voting Shares (as defined below) of the Company (other than Heartland Advisors, Inc., who owned more than 15% of the Company's outstanding Voting Shares as of September 10, 1996), or (ii) 10 business days following the commencement or announcement of an intention to commence a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding Voting Shares. "Voting Shares" shall mean (i) the Common Stock and (ii) any other shares of capital stock of the Company entitled to vote generally in the election of directors or entitled to vote together with the Common Stock in respect of any merger or consolidation of the Company, any sale of all or substantially all of the Company's assets or any liquidation, dissolution or winding up of the Company.

     Until the Distribution Date (or earlier redemption or expiration of the Rights) (i) the Rights will be evidenced, with respect to any shares of Common Stock outstanding on September 10, 1996, by the certificates representing such Common Stock with a copy of a Summary of Rights attached thereto, (ii) the Rights will be transferred with and only with the Common Stock, (iii) new Common Stock certificates issued after September 10, 1996, upon transfer or new issuance of the Common Stock will contain a notation incorporating the Rights Agreement by reference, and (iv) the surrender for transfer of any certificates for Common Stock outstanding as of September 10, 1996, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

     As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will thereafter evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on September 3, 2006 (the "Final Expiration Date"), unless the Final Expiration Date is extended or the Rights are earlier redeemed or exchanged by the Company as described below.

     If a person or group (other than Heartland Advisors, Inc.) were to acquire 15% or more of the Voting Shares, each Right then outstanding (other than Rights beneficially owned by the Acquiring Person which would become null and void) would become a right to buy that number of shares of Common Stock that at the time of such acquisition would have a market value of two times the purchase price of the Right.

     If the Company were acquired in a merger or other business combination transaction or more than 50% of its consolidated assets or earning power were sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the Purchase Price of the Right.

     The offer and sale of the Common Stock issuable upon exercise of the Rights will be registered with the Securities and Exchange Commission. As described above, however, the Rights will not be transferable separately from the Common Stock until the Distribution Date.

     The number of shares of Common Stock or other securities or property issuable upon exercise of the Rights, and the Purchase Price payable, are subject to customary adjustments from time to time to prevent dilution. The number of outstanding Rights and the number of shares of Common Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in shares of Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

     At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Voting Shares and before the acquisition by a person or group of 50% or more of the Outstanding Voting Shares, a majority of the Continuing Directors (as defined below) on the Board of Directors, may, at their option, issue Common Stock in mandatory redemption of, or in exchange for, all or part of the then outstanding and exercisable Rights (other than Rights owned by such Acquiring Person or group which would become null and void) at an exchange ratio of one share of Common Stock for each two shares of Common Stock for which each Right is then exercisable, subject to adjustment. "Continuing Directors" shall mean
(i) any member of the Board of Directors, who, while such person is a member of the Board of Directors, is not an Acquiring Person, or an affiliate or associate of an Acquiring Person, and was a member of the Board prior to the date of the Rights Agreement, or (ii) any Person who after the date of the Rights Agreement becomes a member of the Board of Directors and who, while such Person is a member of the Board of Directors, is not an Acquiring Person, or an affiliate or associate of an Acquiring Person, if such Person's nomination for election or election to the Board of Directors is recommended or approved by a majority of the Continuing Directors, or (iii) any Person who subsequently becomes a member of the Board of Directors who, while such Person is a member of the Board of Directors, is not an Acquiring Person, or an affiliate or associate of an Acquiring Person, if such Person's election to the Board of Directors is solely the result of a proxy solicitation made pursuant to a publicly-filed Schedule 14A or any comparable or successor form under the Exchange Act.

     At any time prior to the first public announcement that a person or group has become an Acquiring Person, a majority of the Continuing Directors may redeem all, but not less than all, of the then outstanding Rights at a price of $0.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

     The terms of the Rights may be amended by the Board of Directors without the consent of the holders of the Rights, including an amendment to extend the Final Expiration Date, and, provided a Distribution Date has not occurred, to extend the period during which the Rights may be redeemed, except that after the Distribution Date no such amendment may materially and adversely affect the interests of the holders of the Rights.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table is a summary of certain information concerning the compensation awarded or paid to, or earned by the Company's Chief Executive Officer and each of the Company's other four most highly compensated executive officers (the "named executives") during each of the last three fiscal years or such shorter period during which the named executive served as an executive officer of the Company.

                                                               LONG TERM COMPENSATION
                                                                       AWARDS
                                                              -------------------------
                                     ANNUAL COMPENSATION      RESTRICTED     SECURITIES
                                    ---------------------       STOCK        UNDERLYING      ALL OTHER
        NAME AND                     SALARY       BONUS         AWARDS        OPTIONS       COMPENSATION
   PRINCIPAL POSITION      YEAR      (1)($)       (2)($)        (3)($)          (#)            (4)($)
-------------------------  ----     --------     --------     ----------     ----------     ------------
Karen L. Hendricks(5)      1996     $318,000     $    -0-         -0-           10,000        $ 31,741
  Chief Executive          1995      300,000      123,212         -0-              -0-          14,178
  Officer and President    1994       34,231          -0-         -0-          100,000             207
R. S. Harrison             1996      150,000          -0-         -0-            2,000          77,530
  Former Chairman          1995      243,750      112,944         -0-            2,000          49,885
  of the Board of          1994      355,700          -0-         -0-              -0-          43,914
  and former Chief
  Executive Officer
Stephen P. Brock(6)        1996      170,500          -0-         -0-           12,000           9,846
  Senior Vice              1995       72,982       33,000         -0-           10,000             367
  President/Sales and
  Marketing
Larry D. Thompson(7)       1996      115,000          -0-         -0-           12,000           4,609
  Vice President/          1995       67,532       16,428         -0-            3,000             389
  General Manager,
  Special Products
  Division
George C. Huebner          1996      110,123          -0-         -0-           12,000           8,663
  Senior Vice              1995      100,000       26,341         -0-            3,000           7,073
  President/Keyboard       1994       83,000        9,960         -0-            3,000           6,932
  Acceptance Corporation

---------------

(1) Includes amounts contributed by the following named executives to the Baldwin Piano & Organ Company Retirement Plan for Salaried Employees and the Baldwin Piano & Organ Company Non-Qualified Deferred Compensation Plan as elective salary reduction contributions.

                                                     1996            1995            1994
                                                    -------         -------         -------
     Karen L. Hendricks.........................    $35,530         $    --         $    --
     R. S. Harrison.............................     39,442          36,563          69,361
     Stephen P. Brock...........................     10,010              --              --
     Larry D. Thompson..........................         --              --              --
     George C. Huebner..........................     11,431           6,598           6,341

(2) The bonuses are shown for the years earned, but were paid in the following year.

(3) In 1994, the Company's Board of Directors adopted the Company's 1994 Long Term Incentive Plan. Pursuant to the terms of that Plan, the Company's Executive Compensation Committee granted the named executives and other designated employee participants the right to receive awards of restricted stock based upon the Company's stock performance in comparison to the Russell 2000 index over the three year period ended December 31, 1996 (the "award date"). The number of shares of restricted stock to be awarded, if any, at the end of the three year period is based upon a percentage of the participant's base salary and the market value of the Company's Common Stock as of the award date. The participant would be entitled to all other privileges of a shareholder with respect to the restricted shares so awarded, except that such restricted shares could not be transferred for three years following the award date. The Company may elect in its discretion, in whole or in part, to pay cash in lieu of granting any restricted shares earned under the Plan. There were no shares of restricted stock awarded under this Plan for the three year period ended December 31, 1996.

(4) "All Other Compensation" includes, as shown below, amounts contributed by the Company under the Baldwin Piano & Organ Company Retirement Plan for Salaried Employees; amounts contributed by the Company under the Baldwin Piano & Organ Company Non-Qualified Deferred Compensation Plan; group term life insurance premiums paid by the Company on policies obtained by the Company for all employees; the value of personal use of Company automobiles; life insurance premiums paid by the Company for $500,000 and $1,000,000 of executive life insurance on the lives of Ms. Hendricks and Mr. Harrison, respectively; and insurance premiums paid by the Company for supplemental disability coverage for Ms. Hendricks providing $10,000 in excess disability coverage per month. The net proceeds of the executive life policies are payable to the respective estates of Ms. Hendricks and Mr. Harrison, and in Mr. Harrison's case, after reimbursement to the Company of all premiums paid by the Company on their behalf.

                                                           1996         1995         1994
                                                         --------     --------     --------
     Karen L. Hendricks
       Retirement Plan.................................  $ 26,563     $  9,000           --
       Executive Insurance.............................     2,400        2,400           --
       Disability Insurance............................       780          780           --
       Group Life Insurance............................     1,998        1,998     $    207
                                                         --------     --------     --------
                                                         $ 31,741     $ 14,178     $    207
                                                         ========     ========     ========
     R. S. Harrison
       Retirement Plan.................................  $ 16,432     $ 11,813     $ 27,745
       Executive Insurance.............................    32,078       32,843       12,592
       Employment Agreement............................    21,846           --           --
       Group Life Insurance............................     1,554        1,554        1,932
       Automobile (Personal Use).......................     5,620        3,675        1,645
                                                         --------     --------     --------
                                                         $ 77,530     $ 49,885     $ 43,914
                                                         ========     ========     ========
     Stephen P. Brock
       Retirement Plan.................................  $  8,745     $     --     $     --
       Group Life Insurance............................     1,101          367           --
                                                         --------     --------     --------
                                                         $  9,846     $    367     $     --
                                                         ========     ========     ========
     Larry D. Thompson
       Retirement Plan.................................  $  3,943     $     --     $     --
       Group Life Insurance............................       666          389           --
                                                         --------     --------     --------
                                                         $  4,609     $    389     $     --
                                                         ========     ========     ========
     George C. Huebner
       Retirement Plan.................................  $  8,188     $  6,598     $  6,341
       Group Life Insurance............................       475          475          591
                                                         --------     --------     --------
                                                         $  8,663     $  7,073     $  6,932
                                                         ========     ========     ========

---------------

(5) The Company hired Ms. Hendricks as Chief Executive Officer and President effective November 21, 1994.

(6) The Company hired Mr. Brock effective July 24, 1995.

(7) The Company hired Mr. Thompson effective May 1, 1995.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

     The Company entered into Employment Agreements with Karen L. Hendricks and
R. S. Harrison in November 1994 and December 1994, respectively. Pursuant to the terms of her Employment Agreement, Ms. Hendricks will be employed as the Chief Executive Officer and President of the Company and she will be nominated as a director for each year of her employment. Her Employment Agreement provides that Ms. Hendricks will continue in the Company's employ until December 31, 1997, unless sooner terminated. During 1996, the Board of Directors agreed to extend Ms. Hendricks' Employment Agreement until December 31, 1998. Ms. Hendricks will receive an annual base salary of no less than $300,000. She will participate in the Company's management incentive plans at the highest participant level and will receive all other benefits normally accorded to the Company's senior officers. Ms. Hendricks' Employment Agreement further provides that, in addition to the customary insurance provided to Company employees, the Company will purchase a $500,000 term life insurance policy on her life payable to her beneficiaries and supplemental disability coverage providing $10,000 in excess disability coverage per month. As an added inducement for Ms. Hendricks to join the Company, her Employment Agreement further provided that she would receive a one time grant of 100,000 non-qualified stock options upon commencement of her employment, such options having an exercise price equal to the fair market value of the Company's Common Stock as of such date.

     Ms. Hendricks' Employment Agreement provides that in the event the Company does not renew her employment upon the expiration of the Employment Agreement, the Company would be required to pay Ms. Hendricks on or before March 31, 1998 severance pay in the amount of her 1997 annual base salary plus 50% of such base salary. In the event that the Company terminates her employment without cause, the Company must pay to Ms. Hendricks within 90 days thereafter an amount equal to the greater of $450,000 or the difference between $1,000,000 and any base salary and 1995 incentive payment paid prior to the date of termination. Ms. Hendricks' Employment Agreement contains covenants by Ms. Hendricks not to compete with the Company for a period of one year after termination of her Employment Agreement by Ms. Hendricks or by the Company for cause or upon her disability.

     Mr. Harrison retired as a director and executive officer of the Company in January 1997. Pursuant to the terms of his Employment Agreement, as adjusted effective October 1, 1995, Mr. Harrison received a base salary of $150,000 in 1996. In accordance with Mr. Harrison's Employment Agreement, Mr. Harrison will serve the Company as a consultant for three years after the date of his retirement.

     Mr. Harrison reached age 65 during 1996 and therefore, under the terms of his Employment Agreement, the Company began paying Mr. Harrison deferred compensation in 120 equal monthly installments in the aggregate fixed amount of $2,621,520. Such amount represents the sum of all deferred compensation plus interest that would have been payable to Mr. Harrison under his previous employment agreement if he had terminated his employment at age 62. In addition, if Mr. Harrison dies during the term of his consulting arrangement, the Company must immediately pay to Mr. Harrison's spouse or estate, as the case may be, an amount equal to the remaining amount he would have been entitled to receive for providing consulting services. Mr. Harrison's Employment Agreement contained covenants by Mr. Harrison not to compete with the Company during the period beginning with the termination of his employment and ending with the last payment of the deferred compensation and not to engage in outside activities which may tend to affect the Company adversely.

     The Company has entered into agreements with each of Karen L. Hendricks, Stephen P. Brock, Larry D. Thompson, George C. Huebner and Perry H. Schwartz (the "Change in Control Agreements") which provide that if there is a change in control of the Company and such executive officer's employment with the Company is terminated within a stated time period thereafter, the Company must pay certain compensation and provide certain perquisites to the executive officer. The Change in Control Agreements have a term of five years. Ms. Hendricks' Change in Control Agreement provides that if a change in control occurs during the term of the agreement and either the Company or Ms. Hendricks terminates her employment within three years after the change in control, Ms. Hendricks will receive 2.99 times the average annual salary and average annual bonus and/or incentive compensation that she received over the five years immediately preceding her termination. At Ms. Hendricks' option, such severance compensation may be paid by the Company over 36 months or in a lump sum discounted to present value. Ms. Hendricks' Change in Control Agreement also provides that health and life insurance coverage will be maintained by the Company at the level in existence at the time of her termination, and that Ms. Hendricks will be fully vested and continue her participation in all employee retirement plans maintained by the Company on the date of her termination, either for 36 months or until Ms. Hendricks becomes employed by any other employer. Pursuant to Ms. Hendricks' Change in Control Agreement, any agreement not to compete entered into by the Company and Ms. Hendricks shall remain in effect.

     The Change in Control Agreements of Messrs. Brock, Thompson, Huebner and Schwartz are identical. Pursuant to those Change in Control Agreements, if a change in control occurs during the term of the agreement and the Company terminates the employment of the executive officer within one year after the change in control, the executive officer will receive the average annual salary and average annual bonus and/or incentive compensation that he received over the five years immediately preceding his termination. At the executive officer's option, such severance compensation may be paid by the Company over 12 months or in a lump sum discounted to present value. The Change in Control Agreements of Messrs. Brock, Thompson, Huebner and Schwartz also provide that health and life insurance coverage will be maintained at the level in existence at the time of his termination, and that the executive officer will be fully vested and continue his participation in all employee retirement plans maintained by the Company on the date of his termination, either for 12 months or until the executive officer becomes employed by any other employer. Pursuant to the Change in Control Agreements of Messrs. Brock, Thompson, Huebner and Schwartz, the executive officers are subject to an agreement not to compete with the Company for one year following the date of termination.

     The Change in Control Agreements for each of Ms. Hendricks and Messrs. Brock, Thompson, Huebner and Schwartz also provide that all stock options granted to such executive officers will, upon termination of employment, immediately vest in full and the executive officers will be entitled to receive immediately upon termination the cash value of any long term incentives payable under any long term incentive compensation plans maintained by the Company on the date of termination.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information regarding grants by the Company of stock options to each of the named executives during 1996.

                                                                                           POTENTIAL
                               INDIVIDUAL GRANTS(1)                                        REALIZABLE
----------------------------------------------------------------------------------      VALUE AT ASSUMED
                      NUMBER OF                                                         ANNUAL RATES OF
                      SECURITIES       % OF TOTAL                                         STOCK PRICE
                      UNDERLYING        OPTIONS                                         APPRECIATION FOR
                       OPTIONS         GRANTED TO       EXERCISE OR                      OPTION TERM(3)
                       GRANTED        EMPLOYEES IN      BASE PRICE      EXPIRATION     ------------------
       NAME              (#)         FISCAL YEAR(2)      ($/SHARE)         DATE        5%($)      10%($)
------------------    ----------     --------------     -----------     ----------     ------     -------
Karen L. Hendricks      10,000(4)         5.92%             13.25          5/7/06      83,329     211,171
R. S. Harrison           2,000(4)         1.18%             14.58          5/7/01       4,660      13,520
Stephen P. Brock         3,000(4)         1.78%             13.25          5/7/06      24,999      63,351
                         9,000(5)         5.33%             13.00         12/1/06      73,580     186,468
Larry D. Thompson        3,000(4)         1.78%             13.25          5/7/06      24,999      63,351
                         9,000(5)         5.33%             13.00         12/1/06      73,580     186,468
George C. Huebner        3,000(4)         1.78%             13.25          5/7/06      24,999      63,351
                         9,000(5)         5.33%             13.00         12/1/06      73,580     186,468

---------------

(1) All grants were made at the fair market value on the grant date, except for options granted to Mr. Harrison at 110% of fair market value on the grant date. All options were granted under the Company's 1994 Incentive Stock Option Plan, except for the grant of 2,000 non-qualified stock options to each of Messrs. Brock, Thompson and Huebner in December 1996.

(2) Total options granted to all executive officers and other employees of the Company in 1996 were for an aggregate of 169,000 shares of Common Stock.

(3) Calculated based upon assumed stock prices for the Company's Common Stock assuming 5% and 10% annual rates of stock appreciation are achieved over the full term of the options granted to the executive officers reflected in the table. The potential realizable gain equals the product of the number of shares underlying the stock option grant and the difference between the assumed stock price and the exercise price of each option.

(4) Options vest over a five year period, 20% on each anniversary of the grant date.

(5) Options vest over a four year period, 20% on the grant date and 20% on each anniversary of the grant date.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     The following table sets forth certain information regarding individual exercises of stock options during 1996 by each of the named executives.

                                                                   NUMBER OF             VALUE OF
                                                             SECURITIES UNDERLYING      UNEXERCISED
                                                              UNEXERCISED OPTIONS      IN-THE-MONEY
                                                                  AT 12/31/96           OPTIONS AT
                                                                                       12/31/96
                      SHARES ACQUIRED                            EXERCISABLE/          EXERCISABLE/
                        ON EXERCISE       VALUE REALIZED         UNEXERCISABLE         UNEXERCISABLE
       NAME                 (#)                ($)                  (1)(#)               (2)(3)($)
------------------    ---------------     --------------     ---------------------     -------------
Karen L. Hendricks          -0-                 -0-                  60,000/                 -0-/
                                                                     50,000                  -0-
R. S. Harrison              -0-                 -0-                   3,400/                 -0-/
                                                                      3,600                  -0-
Stephen P. Brock            -0-                 -0-                   5,800/                 -0-/
                                                                     16,200                  -0-
Larry D. Thompson           -0-                 -0-                   3,000/                 -0-/
                                                                     12,000                  -0-
George C. Huebner           -0-                 -0-                   6,600/               2,625/
                                                                     14,400                  -0-

---------------

(1) All stock options issued to the named executives under the Company's 1986 Incentive Stock Option Plan are fully vested and are currently exercisable. See notes (4) and (5) to the table appearing under "Option Grants in Last Fiscal Year" regarding the vesting of options granted in 1996.

(2) The shares of the Company's Common Stock issuable upon the exercise of outstanding stock options granted under the Company's 1986 Incentive Stock Option Plan, or upon the exercise of non-qualified stock options (except as noted below), have not been registered under the Securities Act of 1933 ("1933 Act"). Generally, such shares may not be resold by the holder for a minimum period of one year following exercise of the option. The shares of the Company's Common Stock issuable upon the exercise of outstanding stock options granted under the Company's 1994 Incentive Stock Option Plan, and the shares issuable upon the exercise of 100,000 non-qualified stock options granted to Ms. Hendricks under her employment agreement, have been registered under the 1933 Act and generally can be resold immediately upon exercise.

(3) The value of exercisable in-the-money options is calculated by determining the difference between $11.25 per share, the last reported sale price of the Common Stock on the Nasdaq National Market on December 31, 1996, and the exercise price of the option as of such date, multiplied by the number of shares subject to the option. All unexercisable stock options granted in 1994 have an exercise price of $16.00 per share, except for the 100,000 stock options granted to Ms. Hendricks under her employment agreement which have an exercise price of $12.50. All unexercisable stock options granted in 1995 have an exercise price of $11.75 per share, except for options granted to Mr. Harrison at $12.925 per share and to Stephen P. Brock at $13.375 per share. All unexercisable stock options granted in 1996 to the Company's executive officers have exercise prices of $13.25 and $13.00 per share, except for options granted to Mr. Harrison at $14.58 per share. Based upon the $11.25 per share market price of the Common Stock at December 31, 1996, these unexercisable stock options had no value because the exercise price exceeded the market price.

COMPENSATION OF DIRECTORS

     In 1996, non-employee directors of the Company were compensated for serving on the Board of Directors and the committees thereof, in the amount of $10,000 per year, payable in quarterly installments, and received an additional $900 for each Board of Directors meeting and each committee meeting attended in person or by telephone. Such directors are reimbursed for all reasonable expenses incurred in connection with their services and receive an annual grant of 2,000 non-qualified stock options having an exercise price equal to the market price on the date of the grant. Mr. Harrison, a former director of the Company, and Ms. Hendricks received no additional compensation for serving on the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Head and Howe comprised the Company's entire Executive Compensation Committee during 1996, and were both non-employee directors of the Company. No director or executive officer of the Company serves on any board of directors or compensation committee of any entity which compensates Messrs. Head or Howe.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     For the Company's 1996 fiscal year, the Executive Compensation Committee of the Board of Directors (the "Committee") was at all times comprised entirely of independent non-employee directors. The Committee is charged with responsibility for reviewing the performance and approving the compensation of the Company's key executives on an annual basis. The Committee believes that a significant portion of an executive officer's compensation should be subject to the Company's annual performance, while at the same time motivating long-term growth in shareholder value.

     In 1994, the Committee, with the assistance of an independent consulting company experienced in executive compensation, thoroughly reviewed the Company's compensation package and developed three compensation plans designed to more directly link individual compensation to the performances of the Company and of its executive officers and key management employees. The Committee believed that establishing an enhanced compensation package would make the Company more competitive with similar size companies and would increase the Company's ability to attract and retain highly skilled executives. The three plans approved by the Committee, and adopted by the full Board of Directors, were the 1994 Management Incentive Plan (the "MIP"), the 1994 Incentive Stock Option Plan (the "ISOP") and the 1994 Long Term Incentive Plan (the "LTIP").

     The MIP sets forth the four main components of executive compensation that the Company may currently offer to its executive officers and other key management employees: base salary, annual cash bonus, stock options and restricted shares of the Company's Common Stock. The MIP provides that the Company will establish annual base salaries for participants therein, subject to approval by the Committee. Base salaries may be adjusted annually based primarily on the participant's individual performance and secondarily on the Company's performance. The Company and the Committee may subjectively consider any and all factors deemed relevant in adjusting each participant's base salary from time to time.

     The MIP also allows the Committee to grant annual cash bonuses based primarily upon the performance of the Company or, if appropriate, a subsidiary, division or business segment thereof. The MIP provides that earnings before income taxes will be the performance measure used to evaluate annual performance at the Company, subsidiary, division or business segment level, unless the Committee selects a different performance measure. Specific performance targets are to be established as early as possible at the start of each calendar year and no bonus is payable unless the minimum threshold established is met or exceeded. In addition, specific individual performance levels may also be specified as a condition to the payment of any bonus to an individual. The Committee selected the Company's operating profits as the performance measure for the Company's 1996 fiscal year.

     The MIP further enables the Committee to grant participants stock options pursuant to the ISOP and rights to receive restricted stock pursuant to the LTIP. These plans are designed to afford executive officers and key management employees an incentive to acquire a proprietary interest in the Company. The primary objective of both plans is to enhance both the short-term and long-term profitability of the Company by directly linking awards under these plans to increased shareholder values.

     Pursuant to the terms of the ISOP, the Committee is to establish financial and other performance targets for the Company and for the individual participants. Such targets are to serve as guidelines in making the actual awards. The primary factor to be considered by the Committee in awarding stock options is the employee's individual performance, and the Committee retains discretion as to the actual number of options granted under the ISOP to any individual in a given year.

     Pursuant to the terms of the LTIP, the Committee is to establish the beginning and end dates for a three year cycle over which the total shareholder return on Company Common Stock is to be compared to the total shareholder return on the Russell 2000 index. If the return on the Company's Common Stock equals or exceeds the targets established by the Committee at the end of the three year cycle, the participants in the LTIP are then awarded restricted shares of the Company's Common Stock in an amount equal to a percentage of their base salary in the third year of the cycle. The number of restricted shares so awarded will be determined based on the fair market value at the end of the three year cycle and such shares may not be transferred by a recipient for three years thereafter.

     With respect to each of the MIP, ISOP and LTIP, the Committee has established six levels of employee participation. The size of the possible awards under each plan is dependent in large part upon the level at which an employee is designated for participation. In determining the level of participation for each participant, the Committee subjectively considers the participant's level of responsibility within the Company's organization.

     The Committee followed the above philosophies and procedures in determining executive compensation for the Company's 1996 fiscal year. Based on individual performances and the Company's improved 1995 income levels compared to 1994, the Committee increased the 1996 annual base salaries of the Company's executive officers. The Committee further believed that the interests of the Company's shareholders would be better served in 1996 by making executive compensation largely dependent on the attainment of the targets prerequisite to any awards of the annual cash bonus.

     Consistent with the Committee's desire to enhance the long-term profitability of the Company, the Committee awarded stock options to executive officers and other management employees in 1996. Stock options were granted primarily to motivate enhanced individual performance in 1996 and beyond, and in part upon the belief that the individual performances of the recipients directly contributed to the Company's increased income levels in 1995.

     The Committee further applied the above considerations in determining the 1996 compensation for Ms. Hendricks, the Company's Chief Executive Officer. Based upon the Committee's belief that Ms. Hendricks' individual performance directly contributed to the Company's increased income levels in 1995 and that Ms. Hendricks actions in commencing implementation of the Company's strategic plan would provide the Company with long term benefits in the future, the Committee determined in early 1996 that an increase in her 1996 base salary was merited. The Committee also established operating profit targets for the Company that needed to be achieved as a prerequisite to any bonus award to Ms. Hendricks for 1996. Such targets were not attained and, accordingly, the Committee determined later in 1996 that no 1996 bonus would be awarded to Ms. Hendricks pending improvements in the Company's operating results and operations. The Committee further determined that the maximum stock option bonus under the MIP was appropriate to further provide a substantial link between the Company's future performance and the total value of Ms. Hendricks' compensation package.

     Based on the Company's past compensation practices, the Committee does not currently believe that Section 162(m) of the Internal Revenue Code, which limits the deductibility of executive compensation in certain events, will adversely affect the Company's ability to obtain a tax deduction for compensation paid to its executive officers.

                      THE EXECUTIVE COMPENSATION COMMITTEE

                Joseph H. Head, Jr.                Roger L. Howe

COMMON STOCK PERFORMANCE

     The following performance graph compares the Company's cumulative shareholder return over a five year period, assuming $100 invested at December 31, 1991, respectively, in Baldwin Piano & Organ Company common stock, the Russell 2000 index and in an industry group index of twenty-three companies within the Russell 2000 index engaged in the manufacture or sale of household furnishing related products. Total shareholder return is based on the increase in the price of the stock and assumes the reinvestment of all dividends.

     The Russell 2000 index consists of the smallest 2,000 companies in the Russell 3000 index. The Company selected the Russell 2000 index as an appropriate index for comparison based upon the Company's similar size to the smaller companies represented in the index. The Company is not included in the Russell 2000 index as of December 31, 1996 due to the Company's smaller market capitalization level.

     The industry household furnishing group is comprised of: Basset Furniture Industries, Incorporated, Blyth Industries, Inc., The Bombay Company, Inc., Bush Industries, Inc., Department 56, Inc., Ethan Allen Interiors Inc., Furniture Brands International, Inc., Heilig-Meyers Company, La-Z-Boy Incorporated, Leggett & Platt, Incorporated, Libbey Inc., Mikasa, Inc., National Presto Industries, Inc., Newell Co., Oneida Ltd., Premark International, Inc., Rubbermaid Incorporated, Shaw Industries, Inc., Springs Industries, Inc., Stanhome Inc., Syratech Corporation, Westpoint Stevens Inc., and Zenith Electronics Corporation. The Company selected this industry group because this industry group is the most similar to the Company's business and due to the fact that inadequate information is available regarding the Company's direct competitors in the music industry because many of such direct competitors are not public companies and/or are foreign companies.

                        COMPARATIVE SHAREHOLDER RETURNS
                             (DIVIDENDS REINVESTED)

[A paper copy of the performance graph has been submitted supplementally to the Company's Branch Chief in the Division of Corporation Finance as required by Rule 304(d) of Regulation S-T. The data as presented in such graph is set forth below.]

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)                BPAO                R2000                HF
1991                                            100.00              100.00              100.00
1992                                            181.08              118.41              120.24
1993                                            162.16              140.80              166.08
1994                                            118.92              138.24              151.94
1995                                            135.14              177.55              154.71
1996                                            121.62              206.83              178.43
  [ ]   Baldwin Piano & Organ Company (BPAO)
  +     Russell 2000 Index (R2000)
  X     Household Furnishings (HF)
  --------------------------------------------------------------------------------------------------------------------
                                1991            1992            1993            1994            1995            1996
  --------------------------------------------------------------------------------------------------------------------
    BPAO                     $100.00         $181.08         $162.16         $118.92         $135.14         $121.62
  --------------------------------------------------------------------------------------------------------------------
    R2000                    $100.00         $118.41         $140.80         $138.24         $177.55         $206.83
  --------------------------------------------------------------------------------------------------------------------
    HF                       $100.00         $120.24         $166.08         $151.94         $154.71         $178.43
  --------------------------------------------------------------------------------------------------------------------

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     To the best of the Company's knowledge, all of the Company's directors, officers and 10% or more shareholders have timely filed with the Securities and Exchange Commission all reports required to be so filed pursuant to Section 16 of the Securities Exchange Act of 1934 for the Company's 1996 fiscal year.

OTHER SECURITIES FILINGS

     The information contained in this Proxy Statement under the headings "Executive Compensation -- Report of Compensation Committee on Executive Compensation" and "-- Common Stock Performance" are not, and should not be deemed to be, incorporated by reference into any filings by the Company under the 1933 Act or the Securities Exchange Act of 1934 that purport to incorporate other Securities and Exchange Commission filings made by the Company, or portions thereof, by reference (including this Proxy Statement).

                     RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has selected KPMG Peat Marwick LLP to be the independent auditors of the Company for the year ending December 31, 1997. This selection will be submitted for ratification at the Annual Meeting. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     Ratification of the selection of auditors requires a majority of the votes cast at the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Any Shareholder proposal intended for inclusion in the proxy material for the 1998 Annual Meeting must be received in writing by the Company on or before January 5, 1998. The inclusion of any proposal will be subject to applicable rules of the Securities and Exchange Commission.

                                 ANNUAL REPORT

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE MAILED WITHOUT CHARGE TO SHAREHOLDERS UPON REQUEST. REQUESTS SHOULD BE ADDRESSED TO THE COMPANY, 422 WARDS CORNER ROAD, LOVELAND, OHIO 45140-8390, ATTENTION: MR. CARL SIMS, VICE PRESIDENT, SECRETARY AND TREASURER. THE FORM 10-K INCLUDES CERTAIN EXHIBITS, WHICH WILL BE PROVIDED ONLY UPON PAYMENT OF A FEE COVERING THE COMPANY'S REASONABLE EXPENSES.

                                 OTHER MATTERS

     The Board of Directors of the Company is not aware of any other matters to come before the meeting. If any other matters should come before the meeting, the persons named in the enclosed proxy intend to vote the proxy according to their best judgment.

                    INFORMATION CONCERNING THE SOLICITATION

     The entire expense of preparing and mailing this Proxy Statement and any other soliciting material distributed by the Company and the total expenditures relating to the solicitation of Proxies by the Company (including, without limitation, costs, if any, relating to advertising, printing, fees of attorneys, financial advisors, solicitors and accountants, public relations, transportation and litigation) will be borne by the Company. In addition to the use of the mails, consents may be solicited by telephone, telegram, facsimile, hand delivery messenger, and personal solicitation, for which no additional compensation will be paid to these persons engaged in such solicitation. The Company has retained D.F. King & Co., Inc. ("D.F. King") for advisory and solicitation services. In connection with this engagement, D.F. King will solicit consents from individuals, brokers, bank nominees and other institutional holders, for which it will be paid a fee estimated not to exceed $25,000 and will be reimbursed for its reasonable expenses. D.F. King expects to use approximately 35 persons in the solicitation. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation material to beneficial owners of the stock that such institutions hold of record, and the Company will reimburse such institutions for their reasonable out-of-pocket expenses. The Company estimates that its total expenditures relating to the solicitation of proxies will be approximately $170,000. Total cash expenditures to date relating to the solicitation of proxies have been approximately $30,000.

     Individuals, brokers, banks and other institutional holders having any questions concerning the solicitation or the procedure to be followed to execute and deliver a proxy should contact D.F. King & Co., Inc. at (212) 269-5550 (call collect) or Toll-Free (800) 522-5001.

     You are urged to complete, sign, date and return the WHITE proxy card to make certain your shares will be voted at the 1997 Annual Meeting. For your convenience in returning the WHITE proxy, an addressed envelope is enclosed, requiring no additional postage if mailed in the United States.

                                          For the Board of Directors,

                                          KAREN L. HENDRICKS
                                          Chairman of the Board

                          [THIS IS A WHITE PROXY CARD]

                                      PROXY

BALDWIN PIANO & ORGAN COMPANY                           THIS PROXY IS SOLICITED
422 WARDS CORNER ROAD                                          ON BEHALF OF THE
LOVELAND, OHIO 45140-8390                                    BOARD OF DIRECTORS

     The undersigned hereby appoints Perry H. Schwartz, Carl Sims and Thomas W. Kahle, or any of them, each with power of substitution, as Proxies of the undersigned to attend the Annual Meeting of Shareholders of Baldwin Piano & Organ Company (the "Company") to be held on Thursday, June 12, 1997, at 11:00 a.m., Cincinnati time, at Fifth Third Center, 38 Fountain Square Plaza, Cincinnati, Ohio, on the fifth floor in the Board Room, and any adjournment or adjournments thereof, and to vote the number of shares of the Company's Common Stock (par value $.01 per share) which the undersigned would be entitled to vote if personally present on the following matters:

     1.    ELECTION OF DIRECTORS

           Vote for Five (5) Nominees to Serve as Directors of the Company for the one-year term ending at the 1998 Annual Meeting of Shareholders.

                                                                                   WITHHOLD AUTHORITY
                NOMINEE                                  FOR                             TO VOTE
                -------                                 -----                      ------------------
             George E. Castrucci                        [ ]                                [ ]

             William B. Connell                         [ ]                                [ ]

             Joseph H. Head, Jr.                        [ ]                                [ ]

             Karen L. Hendricks                         [ ]                                [ ]

             Roger L. Howe                              [ ]                                [ ]

     2.    RATIFICATION OF AUDITORS

           For [ ] Against [ ] Abstain [ ] the ratification of the selection by the Board of Directors of KPMG Peat Marwick LLP as auditors for the Company for the fiscal year ending December 31, 1997.

     3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting including any motion to adjourn.

                                 [Reverse Side]

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING INCLUDING ANY MOTION TO ADJOURN.

Dated ......................, 1997

[Shareholder's Name and Address as on Record Books]

----------------------------------

----------------------------------

(Please sign exactly as your name or names appear hereon. When shares are held by joint tenants, both should sign. If signing as an attorney, executor, administrator, trustee or guardian, give your full title as such. If signing on behalf of a corporation, the full name of the corporation should be set forth accompanied by the signature on its behalf of a duly authorized officer.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY, USING THE ENVELOPE PROVIDED.